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                                                                     EXHIBIT 99


                                                         CONTACT:  Peter Farwell
                                                                  Vice President
                                                             Corporate Relations
                                                                  (617) 232-0760


                                                           FOR IMMEDIATE RELEASE



               THE NEIMAN MARCUS GROUP INCREASES SHARE REPURCHASE
                 AUTHORIZATION, ADOPTS STOCKHOLDER RIGHTS PLAN


     CHESTNUT HILL, Mass., October 6, 1999 -- The Neiman Marcus Group, Inc. (NYSE:NMG) announced today that its Board of Directors has approved an increase in the Company's stock repurchase program and adopted a stockholder rights plan.

     The number of shares authorized for repurchase was increased to two million from approximately 500,000 that is remaining under a 1.5 million share buyback authorization previously approved by the Board of Directors. The Company indicated that any repurchases would be carried out over time and would be subject to market conditions. The Neiman Marcus Group currently has approximately 49 million common shares outstanding.

     The Board of Directors also adopted a stockholder rights plan. The rights plan was adopted in connection with the recent recapitalization of the Company to improve the ability of the Board to protect the interests of the Company and its stockholders in the event of an unsolicited proposal to acquire a significant interest in the Company. Adoption of the rights plan was not a response to any known effort to acquire the Company.

     Under the rights plan, one Class A Right has been declared for each share of Class A common stock outstanding and one Class B Right has been declared for each share of Class B common stock outstanding on October 18, 1999. The Rights will continue to be represented by, and trade with, the Company's common stock certificates unless the Rights become exercisable. The Rights become exercisable (with certain exceptions) only in the event that a person or group acquires, or announces a tender or exchange offer for, 15 percent or more of the Company's Class

                                     -more-

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THE NEIMAN MARCUS GROUP INCREASES SHARE REPURCHASE AUTHORIZATION, ADOPTS
STOCKHOLDER RIGHTS PLAN
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October 6, 1999

B shares outstanding or the total voting power of the Company.

     The Rights will expire on October 6, 2009, unless earlier redeemed or exchanged by the Board of Directors. A summary of the Rights containing further details of the Rights Plan will be mailed to shareholders shortly after October 18, 1999.

     The Neiman Marcus Group includes specialty retail stores, which consists of Neiman Marcus Stores and Bergdorf Goodman, and NM Direct, the Company's direct marketing operation.

                                     # # #


     Statements in this release referring to the expected future plans and performance of the Company are forward-looking statements. Actual future results may differ materially from such statements. Factors that could affect future performance include, but are not limited to: changes in economic conditions or consumer confidence; failure of the Company or third parties to be Year 2000 compliant; integration of acquired businesses; changes in consumer preferences or fashion trends; delays in anticipated store openings; adverse weather conditions, particularly during peak selling seasons; changes in demographic or retail environments; competitive influences; significant increases in paper, printing and postage costs; and changes in the Company's relationships with designers and other resources. For more information, see the Company's filings with the Securities and Exchange Commission.